                                                                   EXHIBIT 10.38


                                   AGREEMENT

                                            Contract No.       C-140162
                                                        ------------------------

         Agreement dated the 21st day of January, 1998 between the New York State Workers' Compensation Board (Board) and QCSinet Acquisition Corp. (hereinafter "QCSinet" or "Contractor"), a corporation with its principal place of business located at 1150 NW 72d Avenue, Suite 600, Miami, Florida 33126.

         Whereas the Board has issued a Request for Proposal dated September 9, 1997 and entitled Request for Proposal For Paper to Image Conversion Services (hereinafter "RFP"); and

         Whereas, in response to this RFP, QCSinet has submitted a proposal which includes a Volume 1 Technical Proposal and Volume 2 Cost Proposal; and

         Whereas, by letter dated December 30, 1997 the Board has awarded QCSinet the within described contract;

         NOW THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained herein, it is mutually agreed as follows:

1        GENERAL CONTRACTOR DUTIES AND OBLIGATIONS

1.1      GENERAL CONTRACTOR DUTIES

         The Contractor shall:

1.1.1 Assume responsibility for the cost, delivery of services, and timely accomplishment of all obligations and duties required by the Agreement whether or not such obligations or duties are performed by the Contractor, its subcontractor, or its supplier. Subcontracting assignments are allowed under this contract under the terms set forth in section 12 of this Agreement. The Contractor shall carry out its obligations and duties in a competent and timely manner.

1.1.2    Be the sole point of contact with regard to contractual matters.

1.1.3 Maintain a dedicated administrative organization sufficient to discharge its contractual duties, obligations and responsibilities.

1.1.4 Maintain a level of liaison and cooperation with the Board necessary for proper performance of all contractual responsibilities.

1.1.5 Provide access to its main operation team through key personnel such as Managing Executive and Operation Manager.
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1.1.6    Maintain operation staffing levels and personnel as required for performance of its duties under this Agreement.

1.1.7 Notwithstanding the circumstances under which the employment of a "key personnel" is terminated with the Contractor, subject to prior approval of the Board, designate an equally qualified alternate with full authority to act in that "key position" for full performance under this Agreement. Such designee will have no authority to alter or modify any of the terms and conditions of the Agreement.

1.1.8 Agree that, except as specified in this Agreement and section 2-3 of the RFP, no aspect of Contractor performance under this Agreement will be contingent upon Board personnel or the availability of Board resources.

1.1.9 Immediately notify the Board upon learning of any situation which can reasonably be expected to adversely affect the operation of this project. If such notification was verbal, then submit within three
         (3) days of learning of the circumstance, a written description of the situation and a recommendation for its resolution.

1.1.10 Cooperate fully with any other contractors that may be engaged by the Board.

1.1.11 Refrain from honoring any requests to perform work outside the scope of the Agreement unless such request(s) are pursuant to the Scope of Work Alteration procedures set forth in section 13 of this Agreement.

1.1.12 Cooperate with the Board, any other authorized State agency, and any law enforcement authority, in the investigation, documentation and litigation of any alleged illegal act, misconduct or unethical behavior related to this contract or which may affect the Board's operations.

1.1.13 Perform in accordance with the Performance Standards set forth in the RFP or as otherwise required in this Agreement.

1.1.14 Modify, at its own cost, the application or technical configuration to meet the Performance Standards set forth in this RFP or as otherwise required in this Agreement.

1.1.15 Honor any written commitment within the scope of this Agreement and the Contractor's proposal. Failure of the Contractor to fulfill any such commitment shall render the Contractor liable under the default provisions for damages due to the Board under the terms of this Agreement. For the purpose of this Agreement, a written commitment by the Contractor includes commitments specified by this Agreement, the proposal submitted by the Contractor, and specific written amendments to its proposal. Written commitments by the Contractor are further defined as including: (1) any warranty or representation made by the Contractor in a proposal as to performance; (2) any warranty or representation made by the Contractor described in (1) above, made in any literature descriptions, drawings, or specifications accompanying or referred to in a proposal; and (3) any modification of or affirmation or representation as to the above which is made by the Contractor in or during the course of negotiations, whether or not incorporated into a formal amendment to the proposal.





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2        SPECIFIC CONTRACTOR DUTIES AND OBLIGATIONS

2.1      SPECIFIC CONTRACTOR DUTIES

         The Contractor shall:

2.1.1 Convert the Board's paper-based claims documents to electronic-based claims documents; and deliver the images and their associated indices as accurate reproductions of the original documents to the Board, as described in the Contractor's proposal. Contractor specifically agrees to:

            (a) provide a paper-to-image conversion operation and maintain at its expense, all facility(ies) necessary to perform required services within New York State, with space adequate to house all staff, equipment, materials and supplies and paper documents to support the operational needs of the system as specified in section 2-5 of the RFP;

            (b) obtain, maintain, and pay for all permits and licenses legally required to transact business and pay all fees and comply with all laws, rules and regulations applicable to the paper-to-image conversion operations at no additional cost to the Board;

            (c) provide all hardware and software necessary to perform the required services;

            (d) provide all staff required to manage and operate the paper-to-image conversion facility(ies);

            (e) establish and demonstrate that controls are in place to monitor the accuracy and authenticity of data, the reliability of hardware and software, and the integrity and security of the system before any paper-to-image conversion operations are commenced, as specified in section 2-8.3 of the RFP;

            (f) provide "backfile" paper-to-image conversion services to convert all claims documents associated with open case folders and reopened case files, from each district office of the Workers' Compensation Board, and deliver the images and their associated indices as accurate reproductions of the original documents to the Board within seven (7) calendar days of receipt;

            (g) convert "no-claims" documents from paper to images from each district office and deliver images and their associated indices as accurate reproductions of the original documents to the Board within seven (7) calendar days of receipt;

            (h) store paper case folders, no-claims documents, and incoming claims documents for at least six (6) months after conversion;

            (i) provide secured destruction of the paper documents after completion of statewide conversion in accordance with a plan and schedule developed by the Board;

            (j) correct any defects identified by the Board's quality control process;





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            (k)  complete the duties specified in paragraphs f - j of section
                 2.1.1 herein as quickly as possible, with completion no later than December 31, 1998;

            (l) convert all incoming claims documents to generate images from the paper documents and deliver the images and their associated indices as accurate reproductions of the original documents to the Board within twenty-four (24) hours after receipt of the daily documents.

2.1.2 Accept responsibility for full knowledge of the Office for Technology Policy 96-10, titled Guidelines for the Legal Acceptance of Electronically Stored Documents; State Archives and Records Administration brochure titled Guidelines for the Acceptance of Public Records in an Emerging Electronic Environment.

2.1.3 Provide reliable systems and processes which are capable of producing trustworthy records, and manage the paper-to-image conversion facility, the operations, the functional areas and staff in a manner that will ensure the legal admissibility of the image records in a court of law in accordance with the guidelines listed in section 2.1.2 herein and provide for complete documentation of all operational procedures.

2.1.4 Design, develop, install, implement, maintain and manage the systems as required by this Agreement and the RFP, and provide all staff, hardware, software and facilities necessary to perform required services at the prices stated in Contractor's Cost Proposal, Volume 2.

2.1.5 Maintain confidentiality of documents through appropriate non-disclosure agreements with employees.

2.1.6 Permit Board staff to be present when Board documents are being converted.

2.1.7 Warrant that Product(s) furnished pursuant to this Agreement shall, when used in accordance with the Product documentation, be able to accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations. Where a purchase requires that specific Products must perform as a package or system, this warranty shall apply to the Products as a system.

         In the event of any breach of this warranty, Contractor shall restore the Product to the same level of performance as warranted herein, or repair or replace the Product with conforming Product so as to minimize interruption to the Board's ongoing business processes, time being of the essence, at Contractor's sole cost and expense. This warranty does not extend to correction of the Board's errors in data conversion.

         For the purposes of this warranty, the following definitions shall apply: "PRODUCT" shall include, without limitations: any piece or component of equipment, hardware, firmware, middleware, custom or commercial software, or internal components or subroutines therein which perform any date/time data recognition function, calculation, comparing or sequencing. Where services are being furnished, e.g. consulting, systems integration, code or data conversion or data entry, the term "Product" shall include resulting deliverables.





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         "CONTRACTOR'S PRODUCT" shall include all Product delivered under this
         Agreement by Contractor other than Third Party Product.

         "THIRD PARTY PRODUCT" shall include product manufactured or developed by a corporate entity independent from Contractor and provided by Contractor on a non-exclusive licensing or other distribution Agreement with the third party manufacturer. "Third Party Product" does not include product where Contractor is: a) a corporate subsidiary or affiliate of the third party manufacturer/developer; and/or b) the exclusive re-seller or distributor of product manufactured or developed by said corporate entity.

         This warranty shall survive beyond termination or expiration of the Agreement.

         Nothing in this warranty shall be construed to limit any rights or remedies otherwise available under this agreement.

2.1.8 Meet the performance standards specified in section 2-6 of the RFP for each of the paper-to-image conversion operations defined in section 2-4 of the RFP.

2.1.9    Restore the paper-to-image conversion functions as specified in section 2-7 of the RFP, at the performance levels specified in section 2-6 of the RFP, within seventy-two (72) hours of a disaster. "Disaster" shall include, but not be limited to: theft, fire and smoke damage, water damage, damage or unauthorized destruction caused by employees, and fatal system problems (such as non-functioning critical hardware, internal personnel- induced disasters (hacking and/or sabotage)).

2.1.10 Ensure that the images and indices produced by contractor on behalf of the Board can be confidently used as the Board's primary record, enabling the elimination of paper records, as specified in section 2-8 of the RFP. Convert paper documents so that the delivered documents are retrievable, readable and clear enough that reasonable hardcopy output can be obtained at a later point.

2.1.11 Receive, protect and preserve all original documents transferred possession of by the Board and safeguard such documents from damage or destruction until completion of paper-to-image conversion and, further, until such time as the Board authorizes the secure destruction of such documents.

2.1.12 Provide 100 percent (100%) retrievability of paper documents prior to their secured destruction pursuant to section 2.1.1(i) herein.

2.1.13 Return to the Board, at Contractor's expense, sample numbers of open case folders and original paper documents transferred to Contractor by the Board, upon the Board's request, within five (5) days of the request.

2.1.14   Provide training and regular retraining of staff as specified in section 2-8.2 of the RFP before any paper-to- image conversion operations are commenced by Contractor.

2.1.15 Closely supervise employees and inspect employees' work to detect deficiencies including the





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         use of unauthorized procedures, employees in need of additional training, any inefficiencies in existing hardware and software, and to receive ideas as to how to improve the system.

2.1.16 Keep complete logs to trace the activities of employees, subcontractors and intruders to enable the thorough investigation of any suspicious activity as part of monitoring the accuracy and authenticity of data, the reliability of hardware and software, and the integrity and security of the system.

2.1.17 Establish and follow employee exit procedures for all employees with access to Board documents which include all of the following:

            (a)  unambiguous notice of termination;

            (b)  an exit interview;

            (c) signed and dated records of communications between the overseeing supervisor and employee;

            (d) reminder of confidentiality and nondisclosure of Board information and a copy of confidentiality agreement for employee's use;

            (e) retrieval of property, documents, keys, ID cards in the employee's possession;

            (f) escort of employee to his or her workstation to obtain personal effects;

            (g)  escort out of building; and

            (h) immediate disablement of all employee's access codes, passwords and authorizations.

2.1.18   Provide management reports as specified in section 2-9 of the RFP.

2.1.19 Attend formal weekly status meetings with the Board's management team, as specified in section 2-9 of the RFP.

2.1.20 Permit Board and Office of State Comptroller (OSC) audit staff access to records and computer resources as specified in section 2-10 of the RFP.

3        GENERAL BOARD DUTIES AND OBLIGATIONS

         The Board shall:

3.1 Provide reasonable accommodation at the Board's premises to enable Contractor to carry out its work under this Agreement.

3.2 Provide responses to reasonable requests for information; provide data, documentation and staff cooperation as appropriate.





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4        SPECIFIC BOARD DUTIES AND OBLIGATIONS

4.1 Identify all incoming claims documents to be directed for paper-to-image conversion; manually count the mail and complete a transmittal slip.

4.2 Pull the no-claims documents, prepare a transmittal slip, and provide all no-claims documents and transmittal slip to the Contractor on the first day of conversion.

4.3 Pull open case folders, prepare a transmittal slip, and provide the open case folders and transmittal slip to the Contractor at a rate mutually agreed upon by the parties, commencing no later than May 1998 and finishing no later than December 31, 1998. .

4.4 Provide for transportation of all incoming claims documents from all district offices to the Contractor. The Board may elect to contract with the Contractor for transportation of the incoming claims documents at the prices stated in Contractor's Cost Proposal, Volume 2.

4.5 Implement a quality control process prior to the end of six (6) months from the date documents are received by the Contractor to ensure that all performance standards are met, including, but not limited to, those relating to accuracy, quality and volume.

4.6 Refer problems immediately to the Contractor for identification and corrective action.

5        BOARD ADMINISTRATION

5.1 The parties acknowledge that joint administration and control is essential to the success of the Board operation. Therefore, the parties shall use agreed upon processes and forms to report progress and to identify, track and resolve problems and issues associated with the operation.

5.2 Each party shall, within five (5) days after this Agreement becomes effective pursuant to section 18.1 herein, appoint a Managing Executive and Operation Manager.

5.3 The Operation Managers may clarify, explain, provide further details, handle necessary technical matters, implement technical changes, develop administrative procedures, and act as the primary contact persons between the entities, but shall have no authority to affect, change, alter, amend or modify any of the terms and conditions of this Agreement.

5.4 The Managing Executive shall be authorized to: (a) receive and resolve issues regarding this operation as escalated by the Operation Manager(s), and (b) negotiate amendments affecting the contract price and the terms and conditions of the Agreement subject to final approval by the Board and the Comptroller of the State of New York.





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
5.5 Any good faith dispute arising under the terms of this Agreement which is not resolved within a reasonable period of time by the Operation Managers shall be brought to the attention of the representatives of the parties as set forth below:

ESCALATION
TIMETABLE                   CONTRACTOR                            BOARD
(BUSINESS DAYS)             REPRESENTATIVE                        REPRESENTATIVE
Not to exceed 2 days        Operation Manager                     Operation Manager

Not to exceed 5 days        Managing Executive                    Deputy Executive
                                                                  Director

Not to exceed 10 days       To be named                           Chair

         Both the Board and the Contractor agree that this dispute resolution process shall precede the assertion of any legal rights, including the Board's right to assess liquidated damages, and the parties will continue without delay all their respective responsibilities under this Agreement.

6        BILLINGS TO THE BOARD

6.1 The Contractor shall bill the Board using invoices satisfactory to the Board and the Office of the State Comptroller of the State of New York. Billings will be based on the actual volume of pages converted by the Contractor at the per-page price designated in Contractor's proposal for each of the three categories. A single invoice will be submitted for each month of the contract. All charges for a month shall be billed during the month immediately following the month in which the charges took place. Payments, minus any liquidated damages as stated in section 8 of this Agreement, shall be made in accordance with Article XI-A of the New York State Finance Law.

6.2 The Contractor is responsible for all travel, meals, and lodging costs for their staff associated with delivery of services under this Agreement.

7        ASSURANCES/LETTER OF CREDIT

         Prior to the adoption of this Agreement by the parties, the Contractor shall demonstrate proof of financial responsibility by filing with the Chair of the Workers' Compensation Board an irrevocable letter of credit from a New York State or federally chartered bank qualified to do business in New York State and insured by the Federal Deposit Insurance Corporation. In the event of damages occurring as a result of disaster, default, abandonment, or nonperformance, and/or in the event of breach of this Agreement resulting in liquidated damages, as per the terms identified elsewhere in this Agreement, the Board may demand disbursement of all or any portion(s) of the face value of the letter of credit to recover said damages and/or liquidated damages. Such disbursements, pursuant to the demand of all or any portion(s) of the face value of this letter of credit, may be effected by the Board's submission of a written demand for payment to the institution that issued the letter of credit on behalf of the Contractor. Partial disbursement(s), pursuant to demand, shall not terminate the letter of credit, but the balance shall





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         be diminished by any amounts disbursed and shall otherwise remain in effect. The Board shall follow the dispute escalation procedures contained in section 5.5 of this Agreement prior to making any demand for disbursement of all or any portion of the letter of credit.

         The letter of credit shall name the Chair of the Workers' Compensation Board as beneficiary and be in the amount of ten million dollars ($10,000,000). If, in the Board's discretion, the Contractor has satisfactorily performed its duties during the first year of the contract, such letter of credit may be reduced in the second year to the amount of five million dollars ($5,000,000). The letter of credit shall authorize the New York State Workers' Compensation Board to draw a draft on sight, when accompanied by a Certificate from the New York State Workers' Compensation Board certifying that the amount demanded is due because of the failure of Contractor to perform under this Agreement as specified in sections 8, 9, 11, and/or 14 of this Agreement; and authorize partial drawings from the face of the letter of credit.

         The letter of credit shall not be canceled, revoked, or terminated during the term of the Agreement between the Workers' Compensation Board and the Contractor and for a period of ninety (90) days thereafter.

8        CONTRACTOR FAILURE TO MEET WORK PERFORMANCE STANDARDS

         In the event the Contractor fails, in the reasonable judgment of the Board, to properly achieve the performance standards for each of the areas below, the following specific actions may be taken.

8.1      FAILURE TO MEET QUALITY AND/OR TECHNICAL PERFORMANCE STANDARDS

            (a) As used in this provision and consistent with section 2.6 of the RFP, the term "batch" is defined as follows:

                 (1) A "batch" of incoming daily mail consists of all incoming claims documents transferred from the Board to the Contractor each day.

                 (2) A "batch" of no-claims documents consists of all no-claims documents transferred from the Board to the Contractor on the first day of conversion.

                 (3) A "batch" of open case folders consists of all folders transferred from the Board to the Contractor each day.

            (b) If any information which is readable and recognizable in an original document cannot be read and recognized on the digital image at the quality and technical capabilities specified in section 2-6 of the RFP, Contractor shall, at the Board's request, reconvert the document.

            (c) If the number of documents from a batch which reveal missing documents, poor image quality, poor retrievability, or technical non-compliance exceeds 5 percent (5%) of the batch, Contractor shall, at Contractor's expense, reconvert the entire batch. Failure by the Board to timely review, accept or reject a batch shall not constitute acceptance of a





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                 batch by the Board.  If, in such circumstance, the Board
                 subsequently requires material changes to the delivered images, the parties shall fairly consider and mutually agree as to the effect of the untimely rejection or acceptance on the delivery or implementation schedules. In no event shall the Contractor be entitled to any price increase due to the need to correct deficient deliverables. The Board shall not assess liquidated damages greater than one day until such time as the Board has provided notice to the Contractor of the failure to achieve a performance standard. Liquidated damages as provided in section 8.2 herein shall only be assessed for that period of time subsequent to providing such notice.

8.2      FAILURE TO MEET VOLUME AND ACCESSIBILITY PERFORMANCE STANDARDS

         The Board will be committing considerable financial and personnel resources to meet the time frames specified in this Agreement and the RFP. Contractor agrees to pay liquidated damages proportionate to the extent of the failure to meet volume and accessibility performance standards as specified below. Liquidated damages are not limited to the amount of the monthly billing. Liquidated damages will be recovered solely against either the current month's billing, or subsequent monthly billings, or, if such billings are insufficient to cover such damages, from the face value of the letter of credit upon the Board's written demand for payment, as authorized in section 7 of this Agreement.

8.2.1    LATE DELIVERY OF CONVERTED INCOMING DAILY DOCUMENTS

         Contractor shall convert all pages of incoming daily mail and deliver the file images and indices to the Board within twenty-four (24) hours to achieve 100 percent (100%) performance. For each day that performance falls below the quantity or time frame standard for transmission, liquidated damages shall be assessed as follows:

            More than twenty-four (24) hours, one thousand dollars ($1,000) per day.
            More than forty-eight (48) hours, two thousand dollars ($2,000) per day.
            More than seventy-two (72) hours, three thousand dollars ($3,000) per day.
            More than ninety-six (96) hours, four thousand dollars($4,000) per day.

8.2.2    LATE DELIVERY OF CONVERTED OPEN CASE FOLDERS

         Contractor shall complete the paper-to-image conversion of open case folders and older cases which are reopened, from each of the district offices, and deliver the images and associated indices to the Board within seven (7) calendar days of Contractor's receipt of the folders to achieve 100 percent (100%) performance. For each day that performance falls below the time standard for delivery of the images and indices to the Board, liquidated damages shall be assessed as follows:

            More than seven (7) days, one thousand dollars ($1,000) per day.
            More than fourteen (14) days, two thousand dollars ($2,000) per day.
            More than twenty-one (21) days, three thousand dollars ($3,000) per day.
            More than twenty-eight (28) days, four thousand dollars ($4,000) per day.





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8.2.3    LATE DELIVERY OF CONVERTED NO-CLAIMS DOCUMENTS

         Contractor shall complete the paper-to-image conversion of the 1997 and 1998 no-claims documents from each of the district offices and deliver the images and associated indices to the Board within seven
         (7) calendar days of Contractor's receipt of the documents to achieve 100 percent (100%) performance. For each day that performance falls below the time standard for delivery of the images and indices to the Board, liquidated damages shall be assessed as follows:

            More than seven (7) days, one thousand dollars ($1,000) per day.
            More than fourteen (14) days, two thousand dollars ($2,000) per day.
            More than twenty-one (21) days, three thousand dollars ($3,000) per day.
            More than twenty-eight (28) days, four thousand dollars ($4,000) per day.

8.3      FAILURE TO MEET DISASTER RECOVERY STANDARDS

         The Board commits considerable financial and personnel resources to maintain its on-going operations. Failure to maintain routine, on-going operations results in downtime. Downtime results in loss of productivity and is costly to the Board. Contractor agrees to pay liquidated damages proportionate to the extent of the failure to meet disaster recovery standards as specified in section 2-7 of the RFP. Liquidated damages are not limited to the amount of the monthly billing. Liquidated damages will be recovered solely against either the current month's billing, or subsequent monthly billings, or, if such billings are insufficient to cover such damages, from the face value of the letter of credit upon the Board's written demand for payment, as authorized in section 7 of this Agreement.

         For each day there is an inability to restore the paper-to-image conversion functions at the performance levels specified in section 2-6 of the RFP within seventy-two (72) hours of a disaster, liquidated damages shall be assessed as follows:

            More than seventy-two (72) hours, one thousand dollars ($1,000)
            More than eighty-four (84) hours, two thousand dollars ($2,000).
            More than ninety-six (96) hours, five thousand dollars ($5,000).
            More than one hundred eight (108) hours, ten thousand dollars ($10,000).
            More than one hundred twenty (120) hours, fifteen thousand dollars ($15,000).
            More than one hundred forty-eight (148) hours, twenty thousand dollars($20,000).

8.4      FAILURE TO MEET MANAGEMENT REPORTING REQUIREMENTS

         The Board will be committing considerable financial and personnel resources to meet the time frames specified in this Agreement and the RFP. Reliance on timely management reports is crucial to meeting timely completion of this operation. Contractor agrees to pay liquidated damages proportionate to the extent of the failure to meet the management reporting requirements as specified in section 2-9 of the RFP. Liquidated damages are not limited to the amount of the monthly billing. Liquidated damages will be recovered solely against either the current month's billing, or subsequent monthly billings, or, if such billings are insufficient to cover such damages, from the face value of the letter of credit upon the Board's written demand for payment, as authorized in section 7 of this Agreement.





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         The amount of liquidated damages for failure to meet the management reporting requirements will amount to three thousand dollars ($3,000) multiplied by the quantity of management reports not delivered within three (3) days of the end of a reporting period divided by the total management reports due.

8.5      FAILURE TO CURE

         If the Contractor continues to be deficient for ten (10) days beyond the due date of any performance standard, or in the case of any ongoing or recurring failure to meet a performance standard, then ten
         (10) days after the end of the calendar month in which the deficiency is manifest, the Board shall notify the Contractor in writing that the Contractor has ten (10) days from receipt of the notice to comply.
         The ten (10) days shall be designated as the "cure" period.
         Liquidated damages of five thousand ($5,000) dollars per day for each day or part thereof beyond the cure period shall accrue against the Contractor if the Contractor fails to comply within the "cure" period. Liquidated damages are not limited to the amount of the monthly billing. Liquidated damages will be recovered solely against either the current month's billing, or subsequent monthly billings, or, if such billings are insufficient to cover such damages, from the face value of the letter of credit upon the Board's written demand for payment, as authorized in section 7 of this Agreement.

9        CONFIDENTIALITY OF BOARD-RELATED DOCUMENTS

9.1      CONFIDENTIALITY OF BOARD-RELATED INFORMATION

         The Contractor, its officers, agents and employees and subcontractors, shall treat all workers' compensation documents and information, with particular emphasis on information relating to claimants, their employers, and their insurance carriers, which is obtained by it through its performance under this Agreement, as confidential information to the extent required by the laws of the State of New York and the United States and any regulations promulgated thereunder. Unauthorized disclosure of personal, confidential, and/or medical information may result in civil and/or criminal penalties under New York State and Federal laws.

9.1.1 Except as provided in section 9.1.2 herein, all individual identifiable information relating to any claimant, employer, or insurance carrier shall be held confidential and shall not be disclosed by the Contractor, its officers, agents and employees or subcontractors without the prior written approval of the Executive Director of the Workers' Compensation Board or a designee.

9.1.2 The use of information obtained by the Contractor in the performance of its duties under this Agreement shall be limited to purposes directly connected with such duties.

9.1.3 Contractor agrees its officers, agents, employees and subcontractors shall not disclose, show or otherwise make available any portion of the materials or their contents to any one other than its employees and subcontractors in connection with the performance of its duties under this Agreement.

9.1.4 The Contractor shall be responsible for assuring that any agreement between the Contractor and any of its officers, agents, and employees or subcontractors contains a provision which strictly comports to the provisions of this section 9 herein.

9.1.5 The Contractor shall advise the Board of all requests made to Contractor for information described in section 9 herein within twenty-four (24) hours of such request.

9.2      CONTRACTOR BREACH OF CONFIDENTIAL INFORMATION

9.2.1 Contractor shall, at its expense, defend and satisfy the amount of any final judgment for the unauthorized disclosure of workers' compensation data brought against the State or the Board resulting in violation of privacy or injury to a claimant, employer or insurer arising from the actions of Contractor, its officers, agents, and employees or subcontractors. The Board shall give Contractor written notice of such claim or suit.


9.2.2 In addition to any penalties as authorized by law, Contractor shall pay liquidated damages to the Board for the unauthorized disclosure of workers' compensation data at the rate of ten thousand dollars ($10,000) per instance per claim.

10       PRESERVATION AND SAFEGUARDING OF BOARD DOCUMENTS

10.1 Contractor agrees to locate its paper-to-image conversion facilities/off-site work area(s) used for the performance of activities specified under this Agreement within the State of New York and apprise the Board of the location and address of such facilities.

10.2 If files and/or documents are lost due to the negligence or wrongdoing of Contractor or subcontractors in failing to preserve or safeguard such documents prior to their secure destruction as authorized by the Board, Contractor shall bear the cost of replacing lost files and/or lost documents therefrom, including the cost of making the Board and/or claimant whole.

11       DATA TAMPERING

11.1 Contractor acknowledges that "data tampering" is the alteration or destruction of computerized information without proper authority and purpose.

11.1.2   Contractor acknowledges that a false record is a misrepresentation.

11.1.3 Contractor agrees not to alter, modify, forge, eliminate information from or add information to, or otherwise tamper with Board documents. Contractor further agrees not to destroy documents without proper authority and purpose from the Board.

11.1.4 Contractor agrees its officers, agents, employees and subcontractors shall not alter, modify, forge, eliminate information from or add information to, or otherwise tamper with Board documents. Contractor further agrees its officers, agents, employees and subcontractors shall not destroy documents without proper authority and purpose from the Board.

11.1.5 Contractor shall be responsible for assuring that any agreement between the Contractor and any of its officers, agents, and employees or subcontractors contains a provision which strictly comports to the provisions of this section 11 herein.

11.2 Contractor shall, at its expense, defend and satisfy the amount of any final judgment for data tampering of workers' compensation data brought against the State or the Board. The Board shall give Contractor written notice of such claim or suit.

11.3 Contractor shall pay liquidated damages to the Board for data tampering of workers' compensation data at the rate of ten thousand dollars ($10,000) per instance per claim.

12       SUBCONTRACTING

12.1 Prior written approval of the Board shall be required for all subcontracts. This requirement does not apply to individual employer-employee contracts, or management incentives for same, or subcontracts executed prior to the date of release of the RFP. Any subcontract related to performance of this Agreement shall be subject to the provisions of law set forth in sections 220, 220-d, and 220-e of the Labor Law of the State of New York, Article 15 of the Executive Law of the State of New York and to the provisions set forth herein. The Board reserves the right to request information about any subcontracting relationship.

12.2 All subcontracts shall be in writing and shall contain provisions which are consistent with the provisions of this Agreement. All subcontracts shall contain a provision for assignment of the subcontract to the Board or its successor contractors.

12.3 A copy of any subcontract, once approved by the Board and executed by the Contractor and the subcontractor, shall be furnished to the Board within thirty (30) days of execution.

12.4 The Contractor shall give the Board immediate notice in writing of any legal action or suit filed, and prompt notice of any claim made, against the Contractor by any subcontractor or vendor which may result in litigation related in any way to this Agreement or which may affect the performance of duties under this Agreement.

12.5 The requirement of prior approval of any subcontract by the Board under this Agreement shall not make the State of New York a party to any subcontract or create any right, claim or interest in or by the subcontractor or proposed subcontractor against the State.

12.6 The Contractor shall be considered the prime contractor and sole point of contact in regard to any contractual items specified or required in this Agreement or RFP. Contractor is not to be relieved in any way of any responsibility, duty or obligation of this Agreement by a subcontract.

13       SCOPE OF WORK ALTERATION

13.1 The parties agree that the Agreement, including the RFP and the Proposal, fairly delineates the Scope of Work to be performed under the Agreement at the prices named in Contractor's Cost Proposal, Volume 2. However, they further agree that events may occur which could alter the scope of the operation. If an alteration in scope is desired by the Board, the Board shall issue a change request in writing on an Operation Change Request Form. The Board shall then provide the Operation Change Request Form to the Contractor Operation Manager. Such change request must include a description of the proposed change and a statement of why the change is desired. Contractor will review the change request and provide, at no additional charge to the Board, a proposal setting forth the impact of the change request.

13.2 It is recognized that Change Order requests may cause changes in price. The parties will enter into good faith negotiations in order to reach agreement on the actions, if any, to be taken in order to achieve an equitable adjustment to the Agreement terms. The Contractor's Proposal shall be used as the basis for negotiating any proposed changes in cost related to a Scope of Work Alteration. The Contractor's rates for such services shall conform to the rates included in this Agreement.

13.3 Contractor shall implement an operation change request only upon written agreement of the parties in a Memorandum of Understanding signed by the Managing Executives specifying the changes, related prices and revisions to timetables. All substantive changes to the Statement of Work contained in a Memorandum of Understanding shall require an Amendment to this Agreement approved by the Comptroller of the State of New York.

14       BASIS FOR TERMINATION

14.1     The Agreement may be terminated:

            (a)  By mutual written agreement of the contracting parties.

            (b) By the Board, whenever the Contractor shall default in performance of the Agreement in accordance with its terms and shall fail to cure such default within a period of ten (10) days after receipt from the Board of a written notice specifying the default. If it is subsequently determined for any reason that the Contractor was not in default or that the Contractor's failure to perform or make progress in performances was due to causes beyond the control and without the fault or negligence of the Contractor, either in part or in full, the Board shall have the option to either deem the Notice of Termination to have been issued under section 14.2 herein as a termination for convenience and the rights and obligations of the parties shall be governed accordingly, or allow the Contractor to resume performance under this Agreement. In the event of a termination for default, the Contractor shall be paid the following:

                 (1) the per-page cost for the number of pages converted to images, indexed, and delivered in specified format to the Board (calculated monthly and not previously paid) minus any liquidated damages assessed;

                 (2) costs allowable in the discretion of the Board of settling and paying subcontractor and supplier claims arising out of the termination of work when costs were incurred prior to termination and such claims are properly chargeable to the terminated portion of the Agreement.

14.2 The Agreement may be terminated by the Board for any reason. Such termination shall be referred to herein as "termination for convenience." Upon receipt of sixty (60) days written notice of termination for convenience, the Contractor shall be paid the following:

            (a) the per-page cost for the number of pages converted, indexed, and delivered in specified format to the Board (calculated monthly and not previously paid) to the date of termination;

            (b) costs allowable in the discretion of the Board of settling and paying subcontractor and supplier claims arising out of the termination of work when costs were incurred prior to termination and such claims are properly chargeable to the terminated portion of the Agreement.

            (c) reasonable costs arising from the settlement process, including accounting, legal, clerical and other justifiable expenses, necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Agreement, and for the termination and settlement of subcontracts thereunder.

14.3 Upon filing of a petition in bankruptcy or insolvency by or against the Contractor or subcontractor, if such petition is not vacated within thirty (30) days of its filing, the Board shall deem the Agreement terminated without termination services or costs, but payments for services rendered, subject to the status of the Board as a creditor in possession, shall be made as provided in section 14 herein. The Board shall not be precluded during the thirty (30)-day vacatur period from terminating the Agreement under other bases provided for in section 14 herein.

14.4 Should State funds for this Agreement become unavailable, the Board may deem this Agreement terminated.

15       PROCEDURES FOR TERMINATION

         Upon receipt of a written notice of termination, the Contractor shall:

15.1 Make provision for turning over any remaining records to the Board which are held after the completion of the final accounting as provided in this section 15 herein. Additionally, the Contractor shall assist the Board or a successor contractor in completing any activities undertaken before the termination of the Agreement including, without limitation, any judicial and administrative proceedings.

15.2 Stop work under this Agreement on the date and to the extent specified in the notice of termination.

15.3 Place no further orders or subcontracts for materials, services or facilities, except as may be necessary for completion of such portion of the work under this Agreement as is not terminated.

15.4 Terminate all orders and subcontracts to the extent that they relate to the performance of work terminated by the notice of termination.

15.5 Assign to the Board, in the manner and to the extent directed by the Board, all of the rights, title and interests of the Contractor under the orders of subcontracts so terminated, in which case the Board shall have the right, in its reasonable judgment, to settle or pay any or all claims arising out of termination of such orders and subcontracts.

15.6 With the approval or ratification of the Board, to the extent it may require, which approval or ratification shall be final and conclusive for all purposes of this clause, settle all outstanding liabilities and all claims rising out of such termination or orders or subcontracts, the cost of which would be reimbursable in whole or in part, in accordance with the provisions of this

         Agreement.

15.7 Complete the performance of such part of the work as shall not have been terminated by the notice of termination.

15.8 Take such action as may be necessary, or as the Board may direct, for the protection and preservation of the property related to the Agreement which is in the possession or control of the Contractor and in which the Board has or may acquire an interest.

15.9 After receipt of a notice of termination, the Contractor shall submit to the Board its termination claim in the form and with the certification prescribed by the Board. Such claim shall be submitted promptly but in no event later than two (2) months from the effective date of termination. Upon failure of the Contractor to submit its termination claims within the time allowed, the Board may, subject to any review required by the State's procedures in effect as of the date of execution of the Agreement, determine, on the basis of information available to it, the amount, if any, due to the Contractor by reason of the termination and shall thereupon cause to be paid to the Contractor the amount so determined.

15.10 Subject to the provisions of section 15.9 herein, and subject to any review required by the Board's procedures in effect as of the date of execution of this Agreement, the Contractor and the Board may agree upon the whole or any part of the amount or amounts to be paid to the Contractor by reason of the total or partial termination of work pursuant to section 15 herein. This Agreement shall be amended accordingly, and the Contractor shall be paid the agreed amount.

15.11 In the event of the failure of the Contractor and the Board to agree in whole or in part, as provided in section 15.9 herein, as to the amounts with respect to charges to be paid to the Contractor in connection with the termination of work pursuant to section 15 herein, the Board shall determine, on the basis of information available to it and as provided in section 14, the amount, if any, due to the Contractor by reason of termination and shall pay to the Contractor the amount so determined.

15.12 The Contractor shall have the right to appeal under section 19 of the Agreement, entitled "Disputes," from any such determination made by the Board, except that, if the Contractor has failed to submit its claim within the time provided in section 15.9 herein, it shall have no such right of appeal.

15.13 In any case where the Board has made such determination of the amount due, the Board shall pay to the Contractor the following:

            (a) If no timely appeal has been taken, the amount so determined by the Board; or

            (b) If an appeal has been timely taken, the amount finally determined on such appeal.

15.14 In arriving at the amount due the Contractor under section 15 herein, there shall be deducted:

            (a) All payments theretofore made to the Contractor, applicable to the terminated portion of this Agreement and

            (b) Any claim which the Board may have against the Contractor in connection with this Agreement.

15.15 The Board may from time to time, under such terms and conditions as it may prescribe, make partial payments and payments on account against costs incurred by the Contractor in connection with the termination portion of this Agreement whenever, in the opinion of the Board, the aggregate of such payments shall be within the amount to which the Contractor will be entitled hereunder. If the total of such payments is in excess of the amount finally determined to be due under section 15 herein, such excess shall be payable by the Contractor to the Board upon demand, together with simple interest computed at the rate of twelve percent (12%) per year, for the period from the date excess payment is received by the Contractor to the date on which such excess is repaid to the Board.

16       PARTICIPATION OF CERTAIN BUSINESS ENTERPRISES

         In accordance with Article 15-A of the New York State Executive Law, the Contractor shall ensure that certified minority and women-owned business enterprises (M/WBEs) are provided the opportunity for meaningful participation in the performance of the Agreement.

         The Board has established a goal of four and one-half percent (4 1/2%) participation by NYS Certified Minority Business Enterprises on this contract. The participation goals are expressed as a percentage of the total bid price of the contract. As set forth in detail in Appendix J of the RFP, the Contractor shall secure participation in the work of the contract by M/WBEs in satisfaction of the goals or document good-faith efforts taken to fulfill the goals. This participation may be as suppliers of goods. As a monitoring measure, the contractor shall submit a Contractor utilization report on forms provided by the Board, as set forth in Appendix J of the RFP. Any goal percentages established herein are subject to the requirements of
         Article 15-A of the Executive Law and regulations adopted pursuant thereto. The Board and Contractor agree as a condition of the State contract to be bound by the provisions of section 316 of Article 15-A of the Executive Law.

17       MACBRIDE FAIR EMPLOYMENT PRINCIPLES

         The Contractor must comply with section 165 of the State Finance Law (MacBride Fair Employment Principles) wherein the Contractor agrees to stipulate that they have no business in Northern Ireland or, if they do have business in Northern Ireland, they shall comply with the MacBride Fair Employment Principles, and shall permit independent monitoring of such principles.

18       AGREEMENT DURATION

18.1     TERM OF THE AGREEMENT

         The effective date of this Agreement shall be the date upon which the signatures of authorized State officials from the Department of Law and the Office of the State Comptroller shall be duly affixed to the face of this Agreement, as required under section 33 herein. The term of this Agreement shall be for five (5) years from such effective date.

19       DISPUTES

         This Disputes provision shall apply to any dispute of the parties relating to performance under the Agreement except liquidated damages. Any dispute concerning any question of fact or law arising under the Agreement which is not disposed of by mutual agreement of the parties shall be initially decided by the designee of the Chair of the Board. A copy of the written decision shall be furnished to the Contractor. Upon issuance of such decision, the parties shall proceed diligently with the performance of the Agreement and shall comply with the provisions of such decision and continue to so comply pending further resolution of any such dispute as provided herein. The decision of the designee of the Chair shall be final and conclusive unless, within ten days from the receipt of such decision, the Contractor furnishes the Chair a written appeal. In the event of an appeal, the Chair shall promptly review the initial decision, and confirm, annul, or modify it. The decision of the Chair shall be final and conclusive unless it is overruled or modified by a court of competent jurisdiction. In connection with any appeal as provided herein, the Contractor shall be afforded an opportunity to be heard de novo and to offer evidence in support of its appeal. Pending final decision of any legal action or proceeding hereunder by a court of competent jurisdiction, both parties shall proceed diligently with the performance of the Agreement in accordance with the Chair's decision.

20       ACCESS REQUIREMENTS

20.1     ACCESS TO PREMISES

20.1.1 To assure compliance with this Agreement and for any other reason the Board deems appropriate for the effective and continuing operation of the paper-to-image conversion and indexing operation, the Board, the Office of the State Comptroller, or other State officials, and their authorized representatives and designees, shall at all times have the right to enter into any premises of the Contractor used in performance of this Agreement or such other place where duties under the Agreement are being performed, to inspect, monitor or otherwise evaluate the work performed or being performed therein, or to elicit information concerning the functions and management of this operation. Provisions shall be made by the Contractor to provide permanent identification cards for all on-site personnel and a limited number of other State personnel. No additional access requirements will be imposed on State personnel that are not required of the Contractor's employees. The Board shall have final authority in determining the extent of access to the Contractor's facilities for all on-site personnel, State personnel, key personnel and any other individuals whom the Board deems appropriate. For any such instance of access by authorized representatives or designees of any State agency or successor contractor, the Contractor shall provide, and shall require any subcontractor to provide, all reasonable facilities, cooperation and assistance to such representatives or designees in the performance of their duties. All such instance of access shall be undertaken in such a manner as will not unduly disrupt the Contractor's operations or performance under the Agreement. The right of access provided for herein shall include on-site visits, as directed and limited by the Board, by representatives of competitors in the process or procurement of a successor contractor.

20.1.2 Contractor shall give the Board advance notice of all visits to or tours of the paper-to-image conversion and indexing operations site(s) by other than Contractor staff.

20.1.3 The Contractor shall be responsible for assuring that the provisions of this section 20 shall apply to any subcontract related to performance under this Agreement.

21       RECORDS RETENTION

21.1 The Contractor agrees to preserve all Agreement-related records for the term this Agreement is in effect and for six (6) years thereafter, with disposal by the Contractor of any records during said period permitted only upon prior written approval by the Board. Records involving matters in litigation shall be kept for a period of not less than three (3) years following the termination of the litigation. Open-case folders, no-claims documents, reopened cases, and incoming daily documents do not constitute "Agreement-related records." Microfilm or imaged copies of any Agreement-related documents may be substituted for the originals with the prior written approval of the Board, provided that the microfilming or imaging procedures are accepted by the Board as reliable and are supported by an adequate retrieval system.

21.2 The Contractor shall be responsible for assuring that the provisions of section 21.1 herein shall apply to any subcontract related to performance under this Agreement.

22       INDEMNIFICATION

         The Contractor shall indemnify, defend and save harmless the Board, the State, its officers, agents or employees from any and all claims and losses accruing to or resulting from any and all contractors, subcontractors, materialmen, laborers, and any other person, firm, or corporation furnishing or supplying work, services, materials, or supplies in connection with the performance of the Agreement, and from all claims and losses accruing to or resulting from any person, firm, or corporation who may be injured or damaged by the Contractor, its officers, agents, or employees or subcontractors in the performance of the Agreement and against any liability, including costs and expenses, for violation of rights of privacy, arising out of the publication, translation, reproduction, delivery, performance, use or disposition of any data furnished under the Agreement or based on any libelous or otherwise unlawful matter contained in such data.

23       GENERAL PROVISIONS

23.1     DOCUMENT INCORPORATION AND ORDER OF PRECEDENCE

23.1.1   The Agreement consists of:

            (a)  The body of this Agreement;

            (b)  The appendices attached to the Agreement body;

            (c) The Request for Proposal issued by the Board dated September 9, 1997 and entitled Request For Proposal For Paper to Image Conversion Services as modified by the Board and by official Board responses to questions (i.e., Questions and Answers), the foregoing being herein incorporated by reference; and

            (d) The Contractor's Proposal submitted to the Board consisting of a Technical Proposal, Volume 1, and a Cost Proposal, Volume 2, the foregoing proposal elements being herein incorporated by reference.

23.1.2 In the event of any inconsistency in or conflict among the document elements of the Agreement identified in section 23.1.1 herein, such inconsistency or conflict shall be resolved by giving precedence to the document elements in the following order:

            (a) First, Appendix A, Standard Clauses for All New York State Contracts, attached to the Agreement;

            (b)  Second, body of the Agreement;

            (c) Third, appendices other than Appendix A, attached to the body of the Agreement;

            (d)  Fourth, the RFP, as amended; and

            (e)  Fifth, the Contractor's Proposal.

23.2     INDEPENDENT CAPACITY OF CONTRACTOR

         The parties hereto agree that the Contractor is an independent contractor, and the Contractor, its agents, officers and employees, in the performance of the Agreement, shall act in an independent capacity and not as officers or employees of the State or the Board.

23.3     NO THIRD-PARTY BENEFICIARIES

         Nothing contained in the Agreement, expressed or implied, is intended to confer upon any person, corporation or other entity, other than the parties hereto and their successors in interest and assigns, any rights or remedies under or by reason of the Agreement.

23.4     NONASSIGNABILITY

         In accordance with section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title, or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previous consent, in writing, of the State, which shall not be unreasonably withheld, and any attempts to assign the contract without the State's written consent are null and void. The Contractor may, however, assign its right to receive payment without the State's prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5-A of the State Finance Law.

23.5     CONTRACTOR PERSONNEL

         The Board reserves the right to require the Contractor to discharge, from performance of any or all duties under the Agreement, specified Contractor employees. The Board will not exercise this authority unreasonably. The Contractor agrees to replace any employee so discharged with an employee of equal or better qualifications. If the Board exercises its right under this provision, it agrees to provide written notice to the Contractor setting forth its reasons with specificity.

23.6     EMPLOYMENT PRACTICES

23.6.1 The Contractor shall comply with the nondiscrimination clause contained in Federal Executive Order 11246, as amended by Federal Executive Order 11375, relating to Equal Employment Opportunity for all persons without regard to race, color, religion, sex or national origin, and the implementing rules and regulations prescribed by the Secretary of Labor and with 41 Code of Federal Regulations, Chapter
         60. The Contractor and any of its subcontractors shall comply with the Executive Law of the State of New York, sections 290-299 thereof and any rules or regulations promulgated in accordance therewith.

23.6.2 The Contractor shall comply with the provisions of the Federal Americans with Disabilities Act ("ADA"), Public Law 101-336, 42 U.S.C. 12101 et seq., and implementing regulations by the Federal Government including 29 CFR Part 1630 (equal employment opportunity for individuals with disabilities), 29 CFR Parts 1602 and 1627 (record keeping and reporting under Title VII of the Civil Rights Act of 1964 and the ADA), 28 CFR Part 35 (nondiscrimination on the basis of disability in state and local government services) and 28 CFR Part 36 (nondiscrimination on the basis of disability by public accommodations and in commercial facilities) as well as regulations issued by the Secretary of Labor of the United States at 41 CFR Part 60, pursuant to the provisions of Executive Order 11758 and its Federal Rehabilitation Act of 1973. The Contractor shall likewise be responsible for compliance with the above-mentioned regulations by subcontractors with whom the Contractor enters into a contractual relationship in furtherance of this Agreement.

23.6.3 The Contractor shall comply with regulations issued by the Secretary of Labor of the United States in 41 Code of Federal Regulations, Chapter 60, pursuant to the provisions of Executive Order 11758 and the Federal Rehabilitation Act of 1973. The Contractor shall likewise be responsible for compliance with the above- mentioned regulations by subcontractors with whom the Contractor enters into a contractual relationship in furtherance of this Agreement.

         Employment practices of the Contractor shall be consistent with corporate personnel policy and shall be uniformly applied to all contract staff.

23.6.4 The Contractor agrees to cooperate in implementing Board policies intended to achieve equal opportunity employment and, accordingly, warrants that it will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability, sexual preference or marital status. The Contractor will state, in all solicitations, or advertisements for employees placed by or on behalf of the Contractor, that all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability, sexual preference or marital status.

23.6.5 The Contractor agrees to undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, disability or marital status. For these purposes, affirmative action shall apply in the areas of recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff or termination and rates of pay or other forms of compensation.

23.6.6 The Contractor's affirmative action program shall be specified in an Affirmative Action Plan which shall contain but not be limited to goals and time frames for employment of protected classes, and procedures for preparation and submission of periodic affirmative action reports.

24       LEGAL ASSURANCE OF AUTHORITY TO PERFORM

         In consideration of the within premises, the Contractor represents to the Board that:

            (a) The Contractor has corporate authority to perform all duties required of it by the Agreement; and

            (b) The Contractor is qualified to do business in the State of New York.

         The Contractor shall give immediate notice to the Board of any event or circumstance which may affect the validity of the representations herein contained and shall take any and all actions required to preserve its legal authority to perform the Agreement.

25       FORCE MAJEURE

         Neither party shall be liable or deemed to be in default for any delay or failure in performance under the Agreement resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, wars, riots, civil disturbances, insurrections, earthquakes, the elements, acts or omissions of public utilities, or strikes, work stoppages, slow downs or other labor interruptions due to labor/management disputes involving entities other than the parties to the Agreement, or any other causes not reasonably foreseeable or beyond the control of a party. The parties are required to use best efforts to eliminate or minimize the effect of such events during performance of the Agreement and adhere to the performance standards as specified in section 2.1.9 of this Agreement.

26       NOTIFICATION

         Any notice required by the Agreement to be given between the Contractor and the Board shall be sent to the Board's Deputy Executive Director for this operation or the Contractor's designated Operation Director by registered or certified mail, return receipt requested, or shall be delivered in hand and a receipt granted.

27       DELEGATIONS OF AUTHORITY

         Whenever, by any provision of the Agreement, any right, power or duty is imposed or conferred on the Board, the right, power or duty so imposed or conferred shall be possessed and exercised by the Chair of the Board unless any such right, power or duty is specifically delegated to the duly appointed agents or employees of the Board. Any such delegation of authority shall be reduced to writing by the Chair and a copy thereof furnished to the Contractor.

28       PATENT OR COPYRIGHT INFRINGEMENT

28.1 The Contractor, solely at its expense, shall defend any claim or suit which may be brought against the Board or the State for the infringement of United States patents or copyrights arising from the Contractor's or the Board's use of any equipment materials or information prepared, developed or furnished by the Contractor in connection with performance of the Agreement, and in any such suit shall satisfy any final judgement for such infringement. The Board will give the Contractor written notice of such claim or suit and full right and opportunity to conduct the defense thereof, together with full information and all reasonable cooperation.

28.2 If principles of governmental or public law are involved, the State may participate in the defense of any action identified in section
         28.1 herein, but no costs or expense shall be incurred upon the account of the Contractor without the Contractor's written consent.

28.3 If, in the Contractor's opinion, any equipment, materials or information mentioned in section 28.1 herein is likely to or does become the subject of a claim of infringement of a United States patent or copyright, then, without diminishing the Contractor's obligation to satisfy final award, the Contractor may, with the Board's prior written approval, substitute other equally suitable equipment, materials and information, or at the Contractor's option and expense, obtain the right for the Board to continue the use of such equipment, materials and information.

28.4 In the event that an action at law or in equity is commenced against the State arising out of claim that the State's use of the software under the Agreement infringes on any patent, copyright or proprietary right, and such action is forwarded by the State to the Contractor for defense and indemnification pursuant to section 28 herein, the Board shall send copies of all pleadings and documents forwarded to the Contractor, together with the forwarding correspondence, to the Office of the Attorney General of the State of New York, together with a copy of the Agreement. If upon receipt of such request for defense, or at any time thereafter, the Contractor is of the opinion that the allegations in such action, in whole or in part, are not covered by the indemnification set forth in section 28 herein, the Contractor shall immediately notify the Board and the Office of the Attorney General of the State of New York in writing and shall specify to what extent the Contractor believes they are and are not obligated to defend and indemnify under the terms and conditions of the Agreement. The Contractor shall in such event protect the interests of the State of New York and secure a continuance to permit the State of New York to appear and defend its interests in cooperation with the Contractor as is appropriate, including any jurisdictional defenses which the State shall have.

29       CONFLICT OF INTEREST

         If during the term of the Agreement and any extension thereof the Contractor becomes aware of an actual or potential relationship which may be considered a conflict of interest, the Contractor shall notify the Board in writing immediately. Should the Contractor engage any current or former New York State Workers' Compensation Board employee as its own employee or as an independent contractor because of such employee's knowledge of New York State finances, operations or knowledge of the Workers' Compensation Board program, or any current or former New York State Workers' Compensation Board employee who in the course of his or her State employment had frequent contact with management level Contractor employees, the Contractor shall notify the Board, in writing, immediately. Should the Board thereafter determine that such employment is inconsistent with State or Federal Law, the Board shall so advise the Contractor, in writing, specifying its basis for so determining, and may request that the employee's relationship with the Board with respect to matters set forth in this Agreement be terminated.

         In addition, the Contractor shall not offer any Board employee or agent of the Board any gratuity or benefit without prior written approval of the Board.

30       STANDARD OF INTERPRETATION

         This Agreement shall be subject to liberal interpretation to accomplish the parties' evident purpose. The Contractor and the Board shall perform under this Agreement in a manner to fully ensure smooth, non-disruptive paper-to-image conversion operations of the Board's documents, whether such operation by the Contractor or by the Board or a successor contractor, consistent with the terms of this Agreement.

         Performance by the Contractor and the Board, under this Agreement shall at all times be consistent with those fundamental premises and this Agreement shall be construed accordingly. Disagreement between the parties concerning interpretation of this Agreement shall be subject to the "Disputes" provisions set forth in section 19 herein.

31       WAIVER OF BREACH

         No term or provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by a party to, or waiver of, a breach under this Agreement shall not constitute a consent to, a waiver of, or excuse for any other, different or subsequent breach.

32       TAXES

         It shall be understood that the Board, as an agency of the State of New York, is not liable for the payment of any sales, use, excise or other form of tax, however designated, levied or imposed and shall agree to reimburse the Contractor for same only if taxes would have been incurred through the Board's normal business operations.

33       AGREEMENT APPROVAL

         The State Finance Law of the State of New York, section 112, requires that any contract made by a State department which exceeds ten thousand dollars in amount be first approved by the Office of the State Comptroller before becoming effective. The parties recognize that the Agreement is wholly executory and not binding until and unless approved by the Office of the State Comptroller, and the Department of Law.

34       CONTRACT EXTENSION WITHIN THE STATE

         Contractor acknowledges and agrees that by entering this Agreement, it grants the State of New York the option to extend this Agreement and the terms and conditions contained herein to any other state agency or authorized purchasers pursuant to Article XI of the New York State Finance Law.

35       CHOICE OF LAW

         The parties agree that the Agreement shall be interpreted according to the laws of the State of New York. The Contractor shall be required to bring any legal proceeding against the Board or the State arising from the Agreement in New York State courts.

36       STANDARD NEW YORK STATE CONTRACT CLAUSES

         Appendix A, Standard Clauses for all New York State Contracts, attached hereto, is hereby fully incorporated into the Agreement.

37       SEVERABILITY

         Should any provision of the Agreement be declared or found to be illegal, unenforceable, ineffective or void, then each party shall be relieved of any obligation arising from such provision; the balance of the Agreement, if capable of performance, shall remain in full force and effect.

================================================================================

================================================================================
IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT THE DAY AND YEAR WRITTEN BELOW, AND HEREBY ACKNOWLEDGE THAT THEY HAVE REVIEWED THE TERMS AND CONDITIONS SET FORTH HEREIN AND AGREE TO BE LEGALLY BOUND BY THE SAME.

                                   SIGNATURES

                      CONTRACT NO.      C-140162
                                  -------------------

BOARD CERTIFICATION (IN ADDITION TO THE ACCEPTANCE OF THIS CONTRACT, I ALSO CERTIFY THAT ORIGINAL COPIES OF THIS SIGNATURE PAGE WILL BE ATTACHED TO ALL OTHER EXACT COPIES OF THIS CONTRACT).

PRINCIPAL PLACE OF BUSINESS IS THE LOCATION OF THE PRIMARY CONTROL, DIRECTION AND MANAGEMENT OF THE ENTERPRISE.

                                        STATE OF    FLORIDA
                                                -------------------------------
                                        QCSINET's PRINCIPAL PLACE OF BUSINESS

NEW YORK STATE WORKERS'                 CONTRACTOR
COMPENSATION BOARD
/s/ MICHELLE M. SCHULTZ                 /s/ EDUARDO A. LEAL
----------------------------------      ---------------------------------------
SIGNATURE                               SIGNATURE


Michelle M. Schultz                     Eduardo A. Leal
----------------------------------      ---------------------------------------
PRINT NAME                              PRINT NAME

Office Service Mgr.                     President
----------------------------------      ---------------------------------------
TITLE                                   TITLE


01/30/98                                QCSINET ACQUISITION CORP.
----------------------------------      ---------------------------------------
DATE                                    COMPANY

                                        1150 NW 72 Ave. Sixth Floor
                                        ---------------------------------------
                                        ADDRESS

                                        MIAMI,             FL    33126
                                        ---------------------------------------
                                        CITY               STATE/ZIP

                                        305-591-4119, EXT 103
                                        ---------------------------------------
                                        TELEPHONE NUMBER

                                        65-0765299
                                        ---------------------------------------
                                        FEDERAL I.D. NUMBER

                                        JANUARY 21, 1998
                                        ---------------------------------------
                                        DATE


DEPARTMENT OF LAW                       OFFICE OF THE STATE COMPTROLLER
DENNIS C. VACCO                         H. CARL MCCALL
new YORK STATE                          NEW YORK STATE
ATTORNEY GENERAL                        COMPTROLLER

BY: /s/ PETER FAVRETTO                  BY: /s/ DOUGLAS E. BOETTNER
   -------------------------------         ------------------------------------

      2/2/98                                 3/11/98
----------------------------------      ---------------------------------------
DATE                                    DATE